EXHIBIT 99.1

Remark Holdings Corrects Recent Misinformation Campaign by
Short Sellers

LAS VEGAS, NV - August 20, 2020 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today responded to recent inaccurate reports regarding the company’s ownership in Sharecare and other issues.

Management Commentary

As we evaluate what further actions we will take, we wanted to take this opportunity to respond to Wolfpack Research’s misleading statements and outdated information from last week.

1.Wolfpack Research’s key allegation is that we do not actually own shares of Sharecare as we report in our filings with the Securities and Exchange Commission. Such assertion is absolutely false. As of June 30, 2020, we owned approximately 4.5% of the issued shares of Sharecare and our CEO, Kai-Shing Tao, occupies a seat on Sharecare’s Board of Directors. Additionally, as of this writing, the litigation that we previously reported in our SEC filings that could have potentially resulted in our loss of control over the investment in Sharecare has been resolved, as we recently paid in full all amounts owed in satisfaction of the judgment entered into against us during the litigation.

Remark never ceased to own its approximately 4.5% Sharecare stake, as the ability to settle the legal matter without loss of control of the Sharecare investment was always under our control. The payment in full of the underlying judgment against Remark means that there is no longer any basis for potential seizure of the Sharecare investment owned by Remark.

2.Wolfpack Research alleges that we must not have control of our China subsidiaries that we report, for accounting purposes, as variable interest entities (VIEs) simply because we did not publicly disclose the contents of the contracts that give us control over the VIEs; the allegation is simply wrong. We have standard VIE contracts in place, including related loan agreements, that were drawn up and executed several years ago with the assistance of Arnold & Porter, an internationally well regarded law firm. VIE control may not be the same as direct equity ownership, but it is a very common framework with Chinese companies controlled by foreign entities. In fact, Alibaba, Tencent, Netease, JD.com and Baidu are some of the many examples of major companies who have structured their China business using VIEs.

3.Though we initially sourced cameras and other components from various third parties, including HIKvision (whose cameras are still readily available on websites like Amazon.com), we never shared any of our AI technology with them nor did HIKvision at any time have access to our technology.

We are now an original design manufacturer for our thermal cameras and thermal pads. We design the cameras and pads and have hired a contract manufacturer to produce the products. The manufacturers build according to our design and specifications, which is why the products are now Remark-branded products. Remark has always maintained control of the technology and intellectual property.

4.Regarding our investment in AIO, we originally planned to invest $1 million in the company, but after funding $500,000, we determined that we would need to work with AIO to improve their results before we further funded the company. One of our China subsidiaries subscribed for AIO's 20% equity interests at a post-money valuation of $5 million, and paid in $500,000. In connection with that, AIO increased its registered capital from one million Chinese Yuan to 1.25 million Chinese Yuan, and the difference between $500,000 and 250,000 Chinese Yuan was deposited to the capital surplus account which is not reflected as AIO's registered capital. Such transaction is very typical. The comment from Wolfpack regarding our China subsidiary’s capital contribution based on their purported review of the SAIC filing is flawed and seems intended to mislead or confuse Remark's investors.

5.Finally, they allege working capital and cash issues, each of which we address in every one of our SEC filings over the past few years, but they inaccurately calculate working capital and they do not provide any source material, other than referring to obtaining tax documents in China, that would allow us refute their inaccurate assertion that we do not consolidate our Chinese subsidiaries under GAAP. We are a public company with well-regarded auditors who regularly review and audit our financials.

6.As of June 30, 2020, our cash balance exceeded $10 million and our debt had been paid down substantially.

We are proud to be helping our customers safely reopen their businesses and schools as they try to comply with the latest safety standards.

About Remark Holdings, Inc.

Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and e-commerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at http://www.remarkholdings.com/.

Forward-Looking Statements

This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact

E. Brian Harvey
Director of Capital Markets and Investor Relations
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702-701-9514